Exhibit 99.1

1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 24, 2013 – Teledyne Technologies Incorporated (NYSE:TDY)

•	All-time record quarterly sales of $567.4 million, an increase of 19.6% over 2011

•	All-time record quarterly earnings per share of $1.17, an increase of 18.2% over 2011

•	Fourth quarter organic sales growth of 5.1%

•	Record quarterly free cash flow of $99.6 million

•	Record full-year sales and earnings per share from continuing operations of $2,127.3 million and $4.33, respectively

Teledyne today reported fourth quarter 2012 sales of $567.4 million, compared with sales of $474.5 million for the fourth quarter of 2011, an increase of 19.6%. Net income from continuing operations was $43.9 million ($1.17 per diluted share) for fourth quarter of 2012, compared with net income from continuing operations of $36.8 million ($0.99 per diluted share) for the fourth quarter of 2011, an increase of 19.3%.  Net income attributable to Teledyne, including discontinued operations, was $46.2 million ($1.23 per diluted share) for the fourth quarter of 2012, compared with $36.8 million ($0.99 per diluted share) for the fourth quarter of 2011.

“We ended 2012 with a very strong quarter. Quarterly and full year sales and earnings per share were all at record levels,” said Robert Mehrabian, chairman, president and chief executive officer.  “Furthermore, organic revenue growth in the quarter was 5.1%, driven by a 21.9% increase in organic sales in our instrumentation segment.  Finally, fourth quarter free cash flow of nearly $100 million was also an all-time record. Throughout 2012, we accelerated our ongoing transformation into a higher technology company serving industrial growth markets. Despite continued economic and government funding uncertainty, we enter 2013 with the strength of our balanced business portfolio, which now has the greatest proportion of commercial and international sales in our history.”
Full Year 2012
Sales for 2012 were $2,127.3 million, compared with $1,941.9 million for 2011, an increase of 9.5%. Net income from continuing operations was $161.8 million ($4.33 per diluted share) for 2012, compared with net income from continuing operations of $142.1 million ($3.81 per diluted share) for 2011, an increase of 13.9%.  Net income for 2012 and 2011 also included net tax credits of $5.4 million and $2.4 million, respectively. Net income attributable to Teledyne, including discontinued operations, was $164.1 million ($4.39 per diluted share) for 2012 compared with $255.2 million ($6.84 per diluted share) for 2011. On April 19, 2011, Teledyne completed the sale of its piston engines businesses and recorded a gain on the sale of $113.8 million.

Review of Operations (Comparisons are with the fourth quarter of 2011, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s fourth quarter 2012 sales were $232.6 million, compared with $148.9 million, an increase of 56.2%. Fourth quarter 2012 operating profit was $46.7 million, compared with operating profit of $28.2 million, an increase of 65.6%.

The fourth quarter 2012 sales increase primarily resulted from higher sales of marine and electronic test and measurement instrumentation. The higher sales of $35.3 million for marine instrumentation products reflected increased sales of geophysical sensors and interconnect systems used in offshore energy exploration and production, as well as marine survey systems and autonomous underwater vehicles. Sales of marine instrumentation included a total of $4.6 million in revenue from the August 2012 acquisition of the parent company of PDM Neptec Limited (“PDM Neptec”) and the July 2012 acquisition of BlueView Technologies Inc. (“BlueView”). Increased sales of $46.5 million for electronic test and measurement instrumentation resulted from the acquisition of LeCroy Corporation (“LeCroy”) in August 2012. Sales of environmental instrumentation increased $1.9 million. The increase in operating profit reflected the impact of higher sales and substantially greater operating margins for marine and environmental instrumentation.

Digital Imaging
The Digital Imaging segment’s fourth quarter 2012 sales were $102.7 million, compared with $92.5 million, an increase of 11.0%. Fourth quarter operating profit was $5.4 million, compared with operating profit of $2.3 million, an increase of 134.8%.

The 2012 sales increase primarily reflected $12.8 million in revenue from the April 2012 acquisition of a majority interest in the parent company of Optech Incorporated (“Optech”), greater sales of medical imaging sensors, partially offset by lower sales of industrial machine vision cameras and government funded research activities. The increase in operating profit resulted from improved operating margins throughout the segment and also included operating profit of $0.8 million from the Optech acquisition.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2012 sales were $162.8 million, compared with $163.1 million, a decrease of 0.2%. Operating profit was $18.8 million for the fourth quarter of 2012, compared with operating profit of $23.1 million, a decrease of 18.6%.

The 2012 sales decrease reflected lower sales of $2.5 million for electronic manufacturing service products partially offset by higher sales of $0.7 million from avionics products and electronic relays, as well as greater sales of $1.5 million from microwave devices and interconnects, which included $4.7 million in revenue from the February 2012 acquisition of VariSystems Inc. Operating profit in 2012 reflected reduced margins, as well as $1.7 million of severance and relocation costs, within certain electronic manufacturing service businesses.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2012 sales were $69.3 million, compared with $70.0 million, a decrease of 1.0%. Operating profit was $6.6 million for the fourth quarter 2012, compared with operating profit of $6.5 million, an increase of 1.5%.

The fourth quarter 2012 sales decrease reflected lower sales of $1.3 million from energy systems, mostly offset by higher sales for engineered products and services. Operating profit in the fourth quarter of 2012 increased slightly and reflected higher margins for energy systems.

Additional Financial Information

Cash Flow
Cash provided by operating activities was $121.9 million for the fourth quarter of 2012, compared with $79.8 million. The higher cash provided by operating activities in the fourth quarter of 2012 reflected the impact of higher net income and lower income tax payments. Free cash flow (cash provided by operating activities less capital expenditures) was $99.6 million for the fourth quarter of 2012, compared with $65.7 million and reflected higher cash provided by operating activities, which reflected the impact of higher net income and lower income tax payments, partially offset by higher capital expenditures. At December 30, 2012, total debt was $558.2 million, which included $250.0 million in senior notes, $79.1 million drawn on the $550.0 million credit facility, $200.0 million in term loans, $14.8 million in other debt and $14.3 million in capital lease obligations. On October 22, 2012, Teledyne entered into $200.0 million of term loans with a maturity date of October 22, 2015. The proceeds were applied against our credit facility. In the first quarter of 2013, the company made an $83.0 million pretax cash contribution to its domestic pension plan. Cash and cash equivalents were $45.8 million at December 30, 2012. The company received $7.7 million from the exercise of employee stock options in the fourth quarter of 2012, compared with $3.9 million. Capital expenditures for the fourth quarter of 2012 were $22.3 million, compared with $14.1 million. Depreciation and amortization expense for the fourth quarter of 2012 was $21.9 million, compared with $16.8 million.

Free Cash Flow(a)	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds)	2012	2011	2012	2011

Cash provided by operating activities from continuing operations	$121.9	$79.8	$189.5	$219.5
Capital expenditures for property, plant and equipment	(22.3)	(14.1)	(65.3)	(41.7)
Free cash flow	99.6	65.7	124.2	177.8
Pension contributions, net of tax (b)	—	—	60.3	44.0
Adjusted free cash flow	$99.6	$65.7	$184.5	$221.8

(a)
The company defines free cash flow as cash provided by operating activities from continuing operations (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b)    The domestic pension cash contributions were voluntary.

Pension
Pension expense was $1.6 million for the fourth quarter of 2012 compared with $1.5 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.7 million for the fourth quarter of 2012 compared with $3.7 million.

Income Taxes
The effective tax rate for the fourth quarter of 2012 was 29.4% compared with 31.0%. The decrease reflected $1.1 million in net tax benefits in the fourth quarter of 2012, primarily due to the expiration of the statute of limitations. Excluding this amount, the effective tax rate for the fourth quarter of 2012 would have been 31.1%. Excluding any tax credits and other adjustments, the effective tax rate was 31.0% for fiscal year 2012.

Stock Option Compensation Expense
For the fourth quarter of 2012, the company recorded a total of $2.1 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.5 million was recorded in the operating segment results. For the fourth quarter of 2011, the company recorded a total of $1.5 million in stock option expense, of which $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. The lower amount in 2011 primarily reflected the absence of employee stock option grants in 2009.

Other
Interest expense, net of interest income, was $5.2 million for the fourth quarter of 2012, compared with $3.8 million, and reflected higher debt levels. Corporate expense was $9.9 million for the fourth quarter of 2012, compared with $6.3 million and reflected compensation accruals and higher professional fees expense. Other income and expense reflected income of $0.7 million for the fourth quarter of 2012, compared with income of $3.1 million. Other income and expense for the fourth quarter of 2011 included income of $2.3 million related to the reduction of an environmental reserve no longer needed. The fourth quarter of 2012 includes income of $2.3 million from discontinued operations related to the finalization of income tax benefits on the sale of the piston engines businesses.

Outlook
Based on its current outlook, the company’s management believes that first quarter 2013 earnings per diluted share will be in the range of approximately $0.97 to $1.00. The full year 2013 earnings per diluted share is expected to be in the range of approximately $4.42 to $4.46.

In the first half of 2013, the company expects additional severance and relocation costs associated with certain electronic manufacturing services businesses. The company’s effective tax rate for 2013 is expected to be 31.0%, excluding retroactive adjustments. For the company's domestic pension plan, the assumed discount rate for 2013 will decrease to 4.40% from 5.50%.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, severance and relocation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures and including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2011 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Readers, particularly those interested in investing in Teledyne, should read these risk factors. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 24, 2013. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 24, 2013.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 30, 2012 AND JANUARY 1, 2012
(Unaudited, - in millions, except per share amounts)

	Fourth	Fourth	Twelve	Twelve
	Quarter	Quarter	Months	Months
	2012	2011	2012	2011
Net sales	$567.4	$474.5	$2,127.3	$1,941.9
Costs and expenses:
Costs of sales	359.0	315.7	1,379.1	1,290.7
Selling, general and administrative expenses	140.8	105.0	505.1	424.0
Total costs and expenses	499.8	420.7	1,884.2	1,714.7
Income before other income and income taxes	67.6	53.8	243.1	227.2
Other income, net	0.7	3.1	2.9	0.6
Interest and debt expense, net	(5.2)	(3.8)	(17.8)	(16.2)
Income from continuing operations before income taxes	63.1	53.1	228.2	211.6
Provision for income taxes	18.6	16.4	65.4	69.5
Net income from continuing operations including noncontrolling interest	44.5	36.7	162.8	142.1
Discontinued operations	2.3	—	2.3	113.1
Net income	46.8	36.7	165.1	255.2
Less: Net (income) loss attributable to noncontrolling interest	(0.6)	0.1	(1.0)	—
Net income attributable to Teledyne	$46.2	$36.8	$164.1	$255.2

Diluted earnings per common share:
Continuing operations (a)	$1.17	$0.99	$4.33	$3.81
Discontinued operations	0.06	—	0.06	3.03
Net income attributable to Teledyne	$1.23	$0.99	$4.39	$6.84
Weighted average diluted common shares outstanding	37.6	37.3	37.4	37.3
(a) Excluding noncontrolling interest

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 30, 2012 AND JANUARY 1, 2012
(Unaudited, - in millions)

	Fourth	Fourth		Twelve	Twelve
	Quarter	Quarter		Months	Months
	2012	2011	% Change	2012	2011	% Change
Net sales:
Instrumentation	$232.6	$148.9	56.2%	$749.4	$616.6	21.5%
Digital Imaging	102.7	92.5	11.0%	415.9	349.9	18.9%
Aerospace and Defense Electronics	162.8	163.1	(0.2)%	660.6	670.8	(1.5)%
Engineered Systems	69.3	70.0	(1.0)%	301.4	304.6	(1.1)%
Total net sales	$567.4	$474.5	19.6%	$2,127.3	$1,941.9	9.5%

Operating profit and other segment income:
Instrumentation	$46.7	$28.2	65.6%	$136.2	$122.8	10.9%
Digital Imaging	5.4	2.3	134.8%	24.8	16.1	54.0%
Aerospace and Defense Electronics	18.8	23.1	(18.6)%	90.3	93.9	(3.8)%
Engineered Systems	6.6	6.5	1.5%	28.5	28.1	1.4%
Segment operating profit and other segment income	77.5	60.1	29.0%	279.8	260.9	7.2%
Corporate expense	(9.9)	(6.3)	57.1%	(36.7)	(33.7)	8.9%
Other income, net	0.7	3.1	(77.4)%	2.9	0.6	*
Interest and debt expense, net	(5.2)	(3.8)	36.8%	(17.8)	(16.2)	9.9%
Income from continuing operations before income taxes	63.1	53.1	18.8%	228.2	211.6	7.8%
Provision for income taxes	18.6	16.4	13.4%	65.4	69.5	(5.9)%
Net income from continuing operations including noncontrolling interest	44.5	36.7	21.3%	162.8	142.1	14.6%
Discontinued operations	2.3	—	*	2.3	113.1	*
Net income	46.8	36.7	27.5%	165.1	255.2	(35.3)%
Less: Net (income) loss attributable to noncontrolling interest	(0.6)	0.1	*	(1.0)	—	*
Net income attributable to Teledyne	$46.2	$36.8	25.5%	$164.1	$255.2	(35.7)%

* percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	December 30, 2012	January 1, 2012

ASSETS
Cash and cash equivalents	$45.8	$49.4
Accounts receivable, net	350.3	270.0
Inventories, net	281.2	219.4
Deferred income taxes, net	41.0	35.1
Prepaid expenses and other assets	27.7	28.8
Total current assets	746.0	602.7

Property, plant and equipment, net	349.5	254.6
Goodwill and acquired intangible assets, net	1,255.9	899.2
Other assets, net	56.3	69.6
Total assets	$2,407.7	$1,826.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$148.6	$102.0
Accrued liabilities	257.8	230.8
Current portion of long-term debt and capital leases	2.0	1.4
Total current liabilities	408.4	334.2

Long-term debt and capital lease obligations	556.2	311.4
Other long-term liabilities	237.6	196.4
Total liabilities	1,202.2	842.0
Total stockholders’ equity	1,205.5	984.1

Total liabilities and stockholders’ equity	$2,407.7	$1,826.1